Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Cartesian Growth Corporation II

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities and Carryforward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price Per Unit (1)	Fee Rate	Amount of Registration Fee

Newly Registered Security

Fees Previously Paid	Other	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable Warrant (2)	Rule 457(a)	23,000,000 units	$10.00	$230,000,000	0.0000927	$21.321.00

	Equity	Class A ordinary shares included as part of the Units (3)	Rule 457(g)	23,000,000 shares	—	—	—	—(4)

	Other	Redeemable Warrants included as part of the Units (3)	Rule 457(g)	7,666,666 warrants	—	—	—	—(4)

	Total Offering Amounts					$230,000,000		$21.321.00

	Total Fees Previously Paid							$21.321.00

	Net Fees Due							$0

1.	Estimated solely for the purpose of calculating the registration fee.
2.

Includes 3,000,000 Units, consisting of 3,000,000 Class A ordinary shares and 1,000,000 Redeemable Warrants underlying such Units, which may be issued on exercise of a 45-day option granted to the underwriters.

3.

Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

4.	No fee pursuant to Rule 457(g) under the Securities Act of 1933.